Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ING Equity Trust

We consent to the use of our report dated July 27, 2007, incorporated herein by reference to the ING Real Estate Fund, ING Opportunistic LargeCap Fund, ING SmallCap Opportunities Fund, ING LargeCap Value Fund, ING SmallCap Value Choice Fund, and ING Value Choice Fund (formerly, ING MidCap Value Choice Fund), each a series of ING Equity Trust, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

December 14, 2007